UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) November 22, 2019

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number			IRS Employer Identification Number
001-3034	XCEL ENERGY INC.			41-0448030
(a Minnesota corporation)
414 Nicollet Mall
	Minneapolis	Minnesota	55401
	(612)	330-5500

001-03789	SOUTHWESTERN PUBLIC SERVICE COMPANY			75-0575400
(a New Mexico corporation)
790 South Buchanan Street
	Amarilo,	Texas	79101
	(303)	571-7511

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $2.50 par value per share	XEL	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events

On July 1, 2019, Southwestern Public Service Company (SPS), a New Mexico corporation, and a wholly owned subsidiary of Xcel Energy Inc., filed an electric rate case with the New Mexico Public Regulation Commission (NMPRC) seeking an increase in retail electric base rates of approximately $51 million or net revenue of approximately $26 million (5.7%), due to fuel cost reductions and production tax credits attributable to the Hale Wind Farm. The request is based on a historic test year ended March 31, 2019, a return on equity (ROE) of 10.35%, an equity ratio of 54.77% and a rate base of approximately $1.3 billion, including estimated rate base additions through Aug. 31, 2019, subject to true up.
On Nov. 22, 2019, the NMPRC Staff (Staff), Occidental Permian Ltd. (OPL), New Mexico General Attorney (AG), New Mexico Large Customer Group (NMLCG) and Louisiana Energy Services (d/b/a URENCO USA) (LES), filed testimony. Several other parties filed additional testimony.
The following table summarizes proposed modifications to SPS’ request:

(Millions of Dollars)	Staff	OPL	AG	NMLCG	LES
SPS Direct Testimony	$50.8	$50.8	$50.8	$50.8	$50.8

Recommended base rate adjustments:
ROE	(12.7)	(16.7)	(13.0)	(16.7)	(11.2)
Capital Structure	—	(5.1)	—	(5.1)	(1.1)
Post Test Year Plant Adjustment - Update to Actual	—	—	(0.7)	(0.7)	—
Excess Generation Capacity Adjustment	(1.1)	—	(1.4)	(1.7)	—
Depreciation Expense Adjustment	(3.7)	—	(7.6)	(1.7)	—
Disallow Wholesale Allocator Charge	—	—	—	—	(18.3)
Other, net	(3.4)	—	(4.6)	(2.9)	—
Total recommended base rate adjustments	(20.9)	(21.8)	(27.3)	(28.8)	(30.6)

Total proposed revenue change	$29.9	$29.0	$23.5	$22.0	$20.2
Positions on SPS’ filed electric rate request are as follows:

Recommended Position	Staff	OPL (a)	AG	NMLCG (a)	LES
ROE	8.9%	8.2%	8.9%	8.2%	9.0%
Equity Ratio	54.77%	50.00%	54.77%	50.00%	53.53%
(a) NMLCG and OPL retained the same witness regarding ROE and capitalization issues.
The next steps in the procedural schedule are expected to be as follows:

•	Rebuttal testimony — Dec. 20, 2019

•	Public hearing begins — Jan. 7, 2020

•	End of 9-month suspension — April 30, 2020
A NMPRC decision and implementation of final rates is anticipated in the second or third quarter of 2020.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Such forward-looking statements, as well as assumptions and other statements are intended to be identified in this document by the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “possible,” “potential,” “should,” “will,” “would” and similar expressions. Actual results may vary materially. Forward-looking statements speak only as of the date they are made, and we expressly disclaim any obligation to update any forward-looking information. Factors, in addition to those discussed in Xcel Energy’s and SPS’ Annual Report on Form 10-K for the year ended Dec. 31, 2018, and subsequent securities filings, that could cause actual results to differ materially from management expectations as suggested by such forward-looking information: changes in environmental laws and regulations; climate change and other weather, natural disaster and resource depletion, including compliance with any accompanying legislative and regulatory changes; ability of subsidiaries to recover costs from customers; reductions in our credit ratings and the cost of maintaining certain contractual relationships; general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries to obtain financing on favorable terms; availability or cost of capital; our customers’ and counterparties’ ability to pay their debts to us; assumptions and costs relating to funding our employee benefit plans and health care benefits; our subsidiaries’ ability to make dividend payments; tax laws; operational safety, including our nuclear generation facilities; successful long-term operational planning; commodity risks associated with energy markets and production; rising energy prices; costs of potential regulatory penalties; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; fuel costs; and employee work force and third party contractor factors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nov. 26, 2019	Xcel Energy Inc. (a Minnesota corporation)
Southwestern Public Service Company(a New Mexico corporation)

/s/ ROBERT C. FRENZEL
Robert C. Frenzel
Executive Vice President, Chief Financial Officer